Exhibit 99.3

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Coldwater Creek Inc.:

We have audited the accompanying consolidated balance sheets of Coldwater Creek Inc. (a Delaware corporation) and subsidiaries as of March 2, 2002 and March 3, 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended March 2, 2002, March 3, 2001 and February 26, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coldwater Creek Inc. and subsidiaries as of March 2, 2002 and March 3, 2001, and the results of their operations and their cash flows for each of the three fiscal years in the period ended March 2, 2002, in conformity with accounting principles generally accepted in the United States.

/s/	ARTHUR ANDERSEN LLP

Boise, Idaho
April 10, 2002

COLDWATER CREEK INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for share data)

ASSETS
	March 2, 2002	March 3, 2001
CURRENT ASSETS:
Cash and cash equivalents	$4,989	$4,600
Receivables	4,927	7,077
Inventories	64,295	66,149
Prepaid and other	5,923	3,856
Prepaid and deferred catalog costs	7,770	12,821
Deferred income taxes	2,250	—

Total current assets	90,154	94,503
Property and equipment, net	78,282	55,151
Executive loans	811	1,236

Total assets	$169,247	$150,890

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$46,514	$34,335
Accrued liabilities	16,961	16,420
Deferred income taxes	—	794

Total current liabilities	63,475	51,549
Deferred rents	7,050	2,207
Deferred income taxes	3,794	999

Total liabilities	74,319	54,755

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 60,000,000 shares authorized, 10,768,282 and 10,657,324 shares issued, respectively	108	107
Additional paid-in capital	49,609	47,902
Treasury shares, at cost, 209,100 and 0 shares, respectively	(4,715)	—
Retained earnings	49,926	48,126

Total stockholders’ equity	94,928	96,135

Total liabilities and stockholders’ equity	$169,247	$150,890

The accompanying notes are an integral part of these consolidated financial statements.

COLDWATER CREEK INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share data)

	Fiscal Year Ended
	March 2, 2002	March 3, 2001	February 26, 2000
	(52 weeks)	(53 weeks)	(52 weeks)

Net sales	$464,024	$458,445	$361,566
Cost of sales	271,423	255,187	196,281

Gross profit	192,601	203,258	165,285
Selling, general and administrative expenses	190,144	182,770	143,553

Income from operations	2,457	20,488	21,732
Interest, net, and other	483	1,114	864
Gain on sale of Milepost Four assets	—	—	826

Income before provision for income taxes	2,940	21,602	23,422
Provision for income taxes	1,140	8,364	9,251

Net income	$1,800	$13,238	$14,171

Net income per share—Basic	$0.17	$1.26	$1.38

Net income per share—Diluted	$0.17	$1.22	$1.34

The accompanying notes are an integral part of these consolidated financial statements.

COLDWATER CREEK INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

	Common Stock
			Additional Paid-in	Treasury	Retained
	Shares	Par Value	Capital	Shares	Earnings	Total

Balance at February 27, 1999	10,183	$102	$39,287	$—	$20,717	$60,106
Net income	—	—	—	—	14,171	14,171
Net proceeds from exercises of stock options	136	1	1,409	—	—	1,410
Tax benefit from exercises of stock options	—	—	883	—	—	883

Balance at February 26, 2000	10,319	$103	$41,579	$—	$34,888	$76,570
Net income	—	—	—	—	13,238	13,238
Net proceeds from exercises of stock options	338	4	3,921	—	—	3,925
Tax benefit from exercises of stock options	—	—	2,402	—	—	2,402

Balance at March 3, 2001	10,657	$107	$47,902	$—	$48,126	$96,135
Net income	—	—	—	—	1,800	1,800
Net proceeds from exercises of stock options	111	1	1,274	—	—	1,275
Tax benefit from exercises of stock options	—	—	433	—	—	433
Repurchase of treasury shares	—	—	—	(4,715)	—	(4,715)

Balance at March 2, 2002	10,768	$108	$49,609	$(4,715)	$49,926	$94,928

The accompanying notes are an integral part of these consolidated financial statements.

COLDWATER CREEK INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended
	March 2, 2002	March 3, 2001	February 26, 2000
	(52 weeks)	(53 weeks)	(52 weeks)
OPERATING ACTIVITIES:
Net income	$1,800	$13,238	$14,171
Non cash items:
Depreciation and amortization	12,646	9,760	7,242
Asset impairment charges	1,054	—	—
Deferred rents	(94)	—	—
Deferred income taxes	(249)	2,195	(1,780)
Gain on sale of Milepost Four assets	—	—	(826)
Other	139	230	(30)
Net change in current assets and liabilities:
Receivables	7,597	748	(1,881)
Inventories	1,854	(5,946)	(4,449)
Prepaid and other	(1,740)	(96)	(85)
Prepaid and deferred catalog costs	5,051	(6,010)	658
Accounts payable	12,179	4,026	13,012
Accrued liabilities	(1,445)	2,871	5,881
Income taxes payable	—	(2,140)	(1,421)

Net cash provided by operating activities	38,792	18,876	30,492

INVESTING ACTIVITIES:
Purchase of property and equipment	(35,296)	(25,842)	(16,647)
Repayments from (loans to) executives	386	161	(77)
Proceeds from sale of Milepost Four assets	—	—	1,546
Purchase of marketable securities	—	—	(2,280)
Proceeds from sale of marketable securities	—	—	2,239
Proceeds from sale of land	—	—	639

Net cash used in investing activities	(34,910)	(25,681)	(14,580)

FINANCING ACTIVITIES:
Net repayments under revolving line of credit	—	—	(9,938)
Net proceeds from exercises of stock options	1,275	3,925	1,410
Common shares repurchased for treasury	(4,715)	—	—
Other financing costs	(53)	(53)	—

Net cash (used in) provided by financing activities	(3,493)	3,872	(8,528)

Net increase (decrease) in cash and cash equivalents	389	(2,933)	7,384
Cash and cash equivalents, beginning	4,600	7,533	149

Cash and cash equivalents, ending	$4,989	$4,600	$7,533

SUPPLEMENTAL CASH FLOW DATA:
Cash paid for interest	$15	$7	$47
Cash paid for income taxes	2,234	8,152	12,656
Tax benefit from exercises of stock options	433	2,402	883
Deferred rent	5,483	2,084	—

The accompanying notes are an integral part of these consolidated financial statements

COLDWATER CREEK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Business and Organizational Structure

Coldwater Creek Inc., together with its wholly-owned subsidiaries (the ‘‘Company’’), a Delaware corporation headquartered in Sandpoint, Idaho, is a triple-sales channel, two-operating segment retailer of women’s apparel, jewelry, footwear, gift items and home merchandise. The Company’s Direct Segment encompasses its traditional catalog business and Internet-based, e-commerce business, as well as its merchandise clearance outlet stores, whereas its Retail Segment encompasses its expanding base of full-line retail stores throughout the United States (“U.S.”).

The Company’s wholly-owned subsidiary, Coldwater Creek Outlet Stores, Inc. encompasses the Company’s merchandise clearance outlet stores.

2.    Significant Accounting Policies

Principals of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated.

Fiscal Periods

References to a fiscal year refer to the calendar year in which such fiscal year commences. The Company’s fiscal year ends on the Saturday immediately preceding or following February 28th, whichever is chronologically closer. This floating fiscal year-end typically results in a fifty-two week fiscal year but will occasionally give rise to an additional week resulting in a fifty-three week fiscal year. The Company’s most recently completed fiscal year ended March 2, 2002 (“fiscal 2001”) consisted of fifty-two (52) weeks whereas its preceding fiscal years ended March 3, 2001 (“fiscal 2000”) and February 26, 2000 (“fiscal 1999”) consisted of fifty-three (53) and fifty-two (52) weeks, respectively.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and timing of revenue and expenses, the reported amounts and classification of assets and liabilities, and the disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company’s historical results as well as management’s future expectations. The Company’s actual results could vary from its estimates and assumptions.

Reclassifications

Certain amounts in the consolidated financial statements for the prior fiscal years have been reclassified to be consistent with the current fiscal year’s presentation.

During the fourth quarter of fiscal 2001, the Company elected to reclassify its deferred catalog costs as a current asset in light of their historically short economic life and the prevailing industry accounting practice. The Company reclassified all prior period financial statements on a consistent basis. These reclassifications had no impact on net income, retained earnings or cash flows for any reported period.

Revenue Recognition

The Company recognizes sales including shipping and handling income and the related cost of sales either at the time merchandise ordered from a catalog or web site is shipped to the customer or at the time a sale is consummated with a customer in a store. The Company maintains an allowance for sales returns based on historical experience and future expectations. Collections for unshipped

COLDWATER CREEK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

orders are reflected as a component of accounts payable and are immaterial in amount. List rental income is netted against selling, general and administrative (“SG&A”) expenses.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid debt instruments with a maturity date of three months or less at the date of purchase.

Inventories

Inventories primarily consist of merchandise purchased for resale and are stated at the lower of first-in, first-out cost or market.

Prepaid and Deferred Catalog Costs

Catalog costs include all direct costs associated with the development, production and circulation of direct mail catalogs and are accumulated as prepaid catalog costs until such time as the related catalog is mailed. Once mailed, these costs are reclassified as deferred catalog costs and are amortized into SG&A expenses over the expected sales realization cycle, typically several weeks. The Company’s consolidated SG&A expenses include amortized catalog costs of $97.4 million, $104.6 million and $81.9 million for fiscal 2001, 2000 and 1999, respectively.

Property and Equipment

Property and equipment, including any major additions and improvements thereto, are recorded at cost. Minor additions and improvements, as well as maintenance and repairs, that do not materially extend the useful life of property or equipment are charged to operations as incurred. The net book value of property or equipment sold or retired is removed from the asset and related accumulated depreciation accounts with any resulting net gain or loss included in results of operations.

Depreciation and amortization expense is computed using the straight-line method. The estimated useful lives for buildings and land improvements are fifteen to thirty years. The estimated useful lives for furniture and fixtures, technology hardware and software and machinery and equipment are three to seven years. Leasehold improvements are amortized over the contractual lives of the underlying operating leases or the estimated useful lives of the improvements, currently three to twenty years, whichever is less.

Deferred Rents

Certain of the Company’s operating leases contain predetermined fixed escalations of the minimum rentals during the original term of the lease. For these leases, the Company recognizes the related rental expense on a straight-line basis over the life of the lease and records the difference between the amounts charged to operations and amounts paid as deferred rent. Any lease incentives received by the Company are deferred and subsequently amortized on a straight-line basis over the life of the lease as a reduction of rent expense.

Deferred Income Taxes

Deferred income tax assets and liabilities are recognized for the expected future income tax benefits or consequences, based on enacted laws, of temporary differences between tax and financial statement reporting. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits that, more likely than not based on current circumstances, are not expected to be realized.

Cost of Sales and SG&A Expenses

The Company’s consolidated cost of sales primarily consists of merchandise acquisition costs, including related buying and freight-in costs, as well as warehousing and distribution costs, shipping and handling costs, returned merchandise processing costs, and retail and outlet store occupancy costs. The Company’s consolidated SG&A expenses primarily consist of selling expenses, marketing expenses, including amortization of deferred catalog costs, and general and administrative expenses. The Company’s consolidated SG&A expenses include advertising costs of $5.5 million, $2.6 million and $2.2 million for fiscal 2001, 2000 and 1999, respectively.

COLDWATER CREEK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Store Pre-Opening Costs

The Company incurs certain preparation and training costs prior to the opening of a retail store. These pre-opening costs are expensed as incurred and are included in SG&A expenses. Pre-opening costs were $2,850,000, $980,000 and $278,000 during fiscal 2001, 2000 and 1999, respectively.

Net Income Per Share

Basic earnings per share (“EPS”) is calculated by dividing income applicable to common shareholders by the weighted average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur under the Treasury Stock Method if potentially dilutive securities, such as stock options, were exercised or converted to common stock. Should the Company incur a net loss, potentially dilutive securities are excluded from the calculation of diluted EPS as they would be antidilutive.

Fair Value of Financial Instruments

The Company’s financial instruments primarily consist of cash and cash equivalents, receivables and payables and loans to executives for which the carrying amounts materially approximate their fair values.

Recently Adopted Accounting Standards

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 141, “Business Combinations” (“SFAS No. 141”). SFAS No. 141 mandates the purchase method of accounting for all business combinations initiated after June 30, 2001. In addition, SFAS No. 141 addresses the accounting for intangible assets and goodwill acquired in business combinations completed after June 30, 2001. The magnitude to which SFAS No. 141 will impact the future financial statements of the Company will depend upon the particulars of any future business combinations.

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), which revises the accounting for purchased goodwill and other intangible assets. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives will no longer be systematically amortized into operating results. Instead, each of these assets will be tested for impairment, in the absence of an indicator of possible impairment, at least annually, and upon an indicator of possible impairment, immediately. The Company adopted SFAS No. 142 effective March 3, 2002 for its fiscal 2002 consolidated financial statements with no material impact.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), which modifies and expands the financial accounting and reporting for the impairment or disposal of long-lived assets other than goodwill, which is specifically addressed by SFAS No. 142. SFAS No. 144 maintains the requirement that an impairment loss be recognized for a long-lived asset to be held and used if its carrying value is not recoverable from its undiscounted cash flows, with the recognized impairment being the difference between the carrying amount and fair value of the asset. With respect to long-lived assets to be disposed of other than by sale, SFAS No. 144 requires that the asset be considered held and used until it is actually disposed of but requires that its depreciable life be revised in accordance with APB Opinion No. 20, “Accounting Changes.” SFAS No. 144 also requires that an impairment loss be recognized at the date a long-lived asset is exchanged for a similar productive asset or distributed to its owners in a spin-off if the carrying amount of the asset exceeds its fair value. With respect to long-lived assets to be disposed of by sale, SFAS No. 144 requires that the asset classified as held for sale be measured at the lower of its carrying amount or fair value less selling costs, with no further depreciation or amortization. As such, discontinued operations are no longer measured on a net realizable value basis, and future operating losses are no longer recognized before they occur. SFAS No. 144 also broadens the previously existing income statement presentation requirements for discontinued operations to include a component of a business, that being the operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. A component of an entity that is classified as held for sale or that has been disposed of is presented as a discontinued operation if the operations and cash flows of the component have been or will be eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component. The Company adopted SFAS No. 144 effective March 3, 2002 for its fiscal 2002 consolidated financial statements with no material impact.

COLDWATER CREEK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recently Issued Accounting Standards Not Yet Adopted

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), which sets forth the financial accounting and reporting to be followed for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are to be capitalized as part of the carrying amount of the long-lived asset. Subsequently, the recorded liability will be accreted to its present value and the capitalized costs will be depreciated. The Company will adopt SFAS No. 143, as required, in its consolidated financial statements for the first quarter of fiscal 2003. Management is continuing to assess the provisions of SFAS No. 143 and the likely impact of its adoption on the Company’s consolidated financial statements.

3.    Receivables

Receivables consist of the following:

	March 2, 2002	March 3, 2001
	(in thousands)
Trade receivables	$2,640	$3,441
Tenant allowance reimbursements	1,428	1,987
List rentals	530	710
Other	329	939

	$4,927	$7,077

The Company evaluates the credit risk associated with its receivables. At March 2, 2002 and March 3, 2001 no reserve was recorded.

4.    Property and Equipment, net

Property and equipment, net, consists of the following:

	March 2, 2002	March 3, 2001
	(in thousands)
Land	$152	$152
Building and land improvements	15,731	11,466
Leasehold improvements	41,087	21,566
Furniture and fixtures	10,054	6,096
Technology hardware and software	41,188	38,061
Machinery and equipment	7,453	5,604
Construction in progress	3,776	2,409

	119,441	85,354
Less accumulated depreciation and amortization	(41,159)	(30,203)

	$78,282	$55,151

COLDWATER CREEK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Construction in progress is primarily comprised of leasehold improvement costs and furniture and fixtures related to new, unopened retail stores. The Company had a balance of construction costs incurred for which payment was accrued of $1,440,000 at March 2, 2002 and $0 at March 3, 2001 and February 26, 2000.

5.    Accrued Liabilities

Accrued liabilities consist of the following:

	March 2, 2002	March 3, 2001
	(in thousands)
Accrued sales returns	$7,408	$8,783
Accrued payroll, related taxes and benefits	4,150	4,408
Gift certificates outstanding	2,936	1,553
Other	2,467	1,676

	$16,961	$16,420

6.    Revolving Line of Credit

The Company is party to an agreement with a consortium of banks that provides it with an $80.0 million unsecured revolving credit facility (with a sub-limit of $10.0 million for letters of credit) and a term standby letter of credit of $1.6 million. At the option of the Company, the interest rate under the agreement is either (i) the lead bank’s Prime Rate or (ii) adjusted LIBOR [i.e., the London Interbank Offered Rate divided by one (1) minus the Eurocurrency Reserve Requirement for the applicable Interest Period, rounded upward, if necessary, to the nearest one-sixteenth of one percent, increased or decreased by a margin based upon our then EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) Coverage Ratio, as defined]. The agreement provides that the Company must satisfy certain specified EBITDA, EBITDAR (i.e., EDITDA before rental/lease expenses), leverage and current ratio requirements, as defined, and places restrictions on the Company’s ability to, among other things, sell assets, participate in mergers, incur debt, pay dividends, and make investments or guarantees. The credit facility has a maturity date of July 31, 2003. The Company incurred commitment fees of $216,000, $114,000 and $69,000 in fiscal 2001, 2000 and 1999, respectively.

The Company had $0.7 million and $0.2 million in outstanding letters of credit at March 2, 2002 and March 3, 2001, respectively.

7.    Income Taxes

The Company’s deferred tax assets and liabilities, representing the tax effects of temporary differences, are as follows:

	March 2, 2002		March 3, 2001
	Current	Noncurrent	Current	Noncurrent
	(in thousands)
Assets:
Inventories	$1,293	$—	$73	$—
Accrued sales returns	2,934	—	3,617	—
Accrued employee benefits	831	—	593	—
Other	269	—	—	—

Total deferred tax assets	$5,327	$—	$4,283	$—

Liabilities:
Prepaid and deferred catalog costs	$(3,077)	$—	$(5,077)	$—
Tax basis depreciation	—	(3,794)	—	(999)

Total deferred tax liabilities	$(3,077)	$(3,794)	$(5,077)	$(999)

Net deferred tax assets (liabilities)	$2,250	$(3,794)	$(794)	$(999)

COLDWATER CREEK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s income tax provision includes the following:

	Fiscal Year Ended
	March 2, 2002	March 3, 2001	February 26, 2000
	(in thousands)
Current income tax provision:
Federal	$1,223	$5,452	$9,751
State	166	717	1,280
Deferred income tax (benefit) provision:
Federal	(220)	1,940	(1,573)
State	(29)	255	(207)

Total income tax provision	$1,140	$8,364	$9,251

Reconciliations of the statutory U.S. federal income tax rates to the Company’s effective income tax rates are as follows:

	Fiscal Year Ended
	March 2, 2002	March 3, 2001	February 26, 2000
Statutory income tax rate	34.0%	35.0%	35.0%
State income taxes, net of federal benefit	4.8	3.7	4.5

Effective income tax rate	38.8%	38.7%	39.5%

The Company received investment tax credits from the States of West Virginia and Idaho. The West Virginia tax credits, which are available through 2012, subject to annual limitations of 80% of the Company’s West Virginia income tax liability, are recognized by the Company in the year in which they are used. The Company utilized $42,000 and $182,000 of these investment tax credits to offset its West Virginia income tax liability during fiscal 2001 and 2000, respectively. The Idaho tax credits are limited to 50% of the current year’s state income tax liability. The Company utilized $40,000, $119,000 and $191,000 of the Idaho tax credits to offset its Idaho state income tax liability during fiscal 2001, 2000 and 1999, respectively.

8.    Treasury Stock

On March 31, 2001, the Company’s Board of Directors approved a stock repurchase program pursuant to which the Company was authorized to repurchase in the open market up to 300,000 outstanding shares of its common stock to be held in treasury. During fiscal 2001, the Company repurchased 209,100 common shares at an average market price of $22.55 per share.

9.    Net Income Per Share

The following is a reconciliation of net income and the number of common shares used in the computations of net income per basic and diluted common share:

COLDWATER CREEK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Fiscal Year Ended
	March 2, 2002	March 3, 2001	February 26, 2000
	(in thousands)
Net income	$1,800	$13,238	$14,171

Average shares outstanding used to determine net income per basic common share	10,592	10,497	10,236
Net effect of dilutive stock options based on the treasury stock method using average market price (1)	218	395	352

Average shares used to determine net income per diluted common share	10,810	10,892	10,588

(1)	Anti-dilutive stock options excluded from the above computations were 320, 214 and 279 for fiscal 2001, 2000 and 1999, respectively.

10.    1996 Stock Option/Stock Issuance Plan

The Company’s 1996 Stock Option/Stock Issuance Plan (the “1996 Plan”) was adopted by the Board of Directors and approved by a majority of stockholders on March 4, 1996. On July 14, 2001, a majority of stockholders approved an additional 300,000 share allotment thereby increasing the total number of shares authorized for issuance under the 1996 Plan to 1,861,847 common shares. The 1996 Plan will terminate on March 3, 2006, unless sooner terminated by the Board of Directors.

The 1996 Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals, including officers and key employees, non-employee directors and consultants, and other independent advisors, may, at the discretion of the Plan Administrator, be granted options to purchase shares of the Company’s common stock at an exercise price not less than 85% of the then fair market value of the Company’s common stock for non-statutory options and 100% of the then fair market value of the Company’s common stock for incentive options, (ii) the Stock Issuance Program under which such individuals may, at the Plan Administrator’s discretion, be directly sold or issued, as a bonus tied to the performance of services and/or achievement of performance goals, shares of the Company’s common stock at a price not less than 100% of the then fair market value and (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee members of the Board of Directors to purchase shares of the Company’s common stock at an exercise price equal to 100% of the then fair market value on the date of grant.

Under the Discretionary Option Grant Program component of the 1996 Plan, employees have been granted options which remain outstanding at March 2, 2002 to purchase 836,190 shares of the Company’s common stock. Under the Automatic Option Grant Program component of the 1996 Plan, non-employee members of the Board of Directors have been granted options which remain outstanding at March 2, 2002 to purchase 94,421 shares of the Company’s common stock. Options granted under the Discretionary Option Grant Program to employees vest and become exercisable on a pro rata basis over either four or five years, as specified. The initial and subsequent annual allotments of options granted under the Automatic Option Grant Program to non-employee members of the Board of Directors are immediately exercisable and vest on a pro rata basis over three years and one year, respectively. The options expire ten years from date of issue under the Discretionary Option Grant Program, subject to earlier expiration for vested options not exercised following termination of employment, and have a maximum term of ten years under the Automatic Option Grant Program, subject to earlier expiration for vested options not exercised two years following the optionee’s cessation of Board service.

COLDWATER CREEK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the status of the Company’s stock options as of March 2, 2002, March 3, 2001 and February 26, 2000 and the changes during the fiscal years then ended, is presented below:

	March 2, 2002
	Options	Exercise Price	Weighted Average Exercise Price
Outstanding at beginning of period	997,294	$6.58 – 41.50	$18.77
Granted	138,250	16.39 – 27.43	22.08
Exercised	(110,208)	6.58 – 20.00	11.50
Forfeited	(94,725)	11.50 – 41.50	21.25

Outstanding at end of period	930,611	$6.58 – 41.50	$19.86

Exercisable	531,136	$6.58 – 41.50	$19.68

	March 3, 2001
	Options	Exercise Price	Weighted Average Exercise Price
Outstanding at beginning of period	1,173,176	$6.58 – 41.50	$16.01
Granted	244,100	17.00 – 38.88	24.19
Exercised	(337,979)	6.58 – 31.00	11.60
Forfeited	(82,003)	10.06 – 41.50	23.64

Outstanding at end of period	997,294	$6.58 – 41.50	$18.77

Exercisable	490,729	$6.58 – 41.50	$17.74

	February 26, 2000
	Options	Exercise Price	Weighted Average Exercise Price
Outstanding at beginning of period	1,243,681	$6.58 –41.50	$16.27
Granted	268,792	10.06 – 28.00	16.79
Exercised	(136,228)	6.58 – 24.25	10.35
Forfeited	(203,069)	6.58 – 41.50	21.54

Outstanding at end of period	1,173,176	$6.58 – 41.50	$16.01

Exercisable	550,890	$6.58 – 41.50	$15.32

COLDWATER CREEK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table provides summarized information about stock options outstanding at March 2, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$00.00—$09.99	47,835	4.0	$6.58	47,835	$6.58
$10.00—$19.99	546,290	7.2	15.41	289,835	14.72
$20.00—$29.99	205,910	8.2	26.12	87,570	26.17
$30.00—$39.99	110,876	6.6	32.06	86,196	32.04
$40.00—$49.99	19,700	6.0	41.50	19,700	41.50

As allowed by SFAS No. 123, ‘‘Accounting for Stock-Based Compensation,” the Company has retained the compensation measurement principles of Accounting Principles Board Opinion No. 25, ‘‘Accounting for Stock Issued to Employees,” (“APB No. 25”), and its related interpretations, for stock options. Under APB No. 25, compensation expense is recognized based upon the difference, if any, at the measurement date between the market value of the stock and the option exercise price. The measurement date is the date at which both the number of options and the exercise price for each option are known.

Had compensation expense for the 1996 Plan been determined using the compensation measurement principles of SFAS No. 123, the Company’s net income and related net income per basic and diluted share amounts would have been reduced by the following amounts:

	Fiscal Year Ended
	March 2, 2002	March 3, 2001	February 26, 2000
Net income (in thousands)	$(1,397)	$(1,258)	$(1,325)
Net income per share – Basic	$(0.13)	$(0.12)	$(0.13)
Net income per share – Diluted	$(0.13)	$(0.12)	$(0.13)

The above effects of applying SFAS No. 123 are not indicative of future amounts. Additional awards in future years are anticipated. In calculating the preceding, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted average assumptions:

	Fiscal Year Ended
	March 2, 2002	March 3, 2001	February 26, 2000
Risk free interest rate	4.2%	5.6%	5.9%
Expected volatility	85.8%	80.8%	81.0%
Expected life (in years)	4	4	4
Expected dividends	None	None	None

11.    Employee Stock Purchase Plan

The Company’s Employee Stock Purchase Plan (the “ESPP”) was adopted by the Board of Directors and approved by a majority of stockholders on January 28, 1996. Under the ESPP, eligible employees may purchase shares of the Company’s common stock at six-month intervals at the lesser of 85% of the fair market value on (i) the respective employee’s enrollment date or (ii) the last day of

COLDWATER CREEK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

each six-month purchase interval. The maximum number of shares that an employee may purchase on any one purchase date may not exceed 1,000 shares. The Company’s employees purchased 16,000 shares during fiscal 2001 and 13,000 shares during both fiscal 2000 and fiscal 1999. The average share price for these purchases was $14.77, $11.95 and $10.26 for fiscal 2001, 2000 and 1999, respectively.

12.    Retirement Plan and Incentive Based Compensation

Effective October 1, 1988, and as amended from time to time, the Company adopted a tax-qualified employee savings, retirement and profit sharing plan qualified under Section 401(k) of the Internal Revenue Code (the ‘‘401(k) Plan’’) under which eligible employees may elect to defer a portion of their current compensation, up to certain statutorily prescribed annual limits, and make corresponding periodic contributions into the 401(k) Plan. Contributions to the 401(k) Plan, as well as any income earned thereon, are not taxable to the employee until withdrawn from the 401(k) Plan. All employees twenty-one years of age and older with 1,000 hours of service who have been employed by the Company for at least one year are eligible to participate in the 401(k) Plan. The Company matches a certain percentage of the employees’ overall contribution and may make a discretionary profit sharing contribution based on the overall profitability of the Company. The Company recognized contribution expense of $431,000, $885,000 and $693,000 for fiscal 2001, 2000 and 1999, respectively.

Effective June 30, 1997, the Company established an Executive Loan Program under which the Company may make, at its sole discretion and with prior approvals from the Chief Executive Officer and the Board of Directors’ Compensation Committee, secured long-term loans to key executives other than Dennis and Ann Pence. Each loan is secured by the executive’s personal net assets, inclusive of all vested stock options in the Company, bears interest at three percent per annum, and becomes due and payable on the earlier of (i) the date ten days before the date on which the vested stock options serving as partial security expire or (ii) ninety days from the date on which the executive’s employment with the Company terminates for any reason. Outstanding loans were $0.8 million and $1.2 million at March 2, 2002 and March 3, 2001, respectively.

During fiscal 1999, 2000 and 2001, compensation bonus pools in the amounts of $1,650,000, $250,000 and $75,000, respectively, were authorized as additional incentives to retain certain designated key employees. The Company is accruing the related compensation expense to each designated key employee on a straight-line basis over a twenty-four month period based on specified performance criteria. The Company reduced the $1,650,000 compensation bonus pool by $200,000 in fiscal 2001 in connection with departed employees. On September 25, 2001, the remaining $1,450,000 of the initial $1,650,000 compensation bonus pool was considered earned and subsequently paid in full. On March 25, 2002, $200,000 of the $250,000 compensation bonus pool was considered earned and subsequently paid in full. The balances in the remaining pools will be payable provided certain performance criteria is met over the preceding 24-month period.

13.    Commitments

The Company leases its East Coast operations center, Coeur d’Alene, Idaho call center, retail and outlet store space as well as certain other property and equipment under operating leases. Certain leases require percentage rentals on sales above specified minimums, contain escalation clauses and renewal options, and are noncancellable with aggregate minimum lease payment requirements. The Company incurred rent expense under its operating leases of $9,793,000, $6,986,000 and $4,709,000 for fiscal 2001, 2000 and 1999, respectively. The Company incurred $44,000, $237,000 and $25,000 of contingent rental expense in fiscal 2001, 2000 and 1999, respectively. As of March 2, 2002, the Company’s minimum lease payment requirements are as follows: $14,376,000 in fiscal 2002, $14,822,000 in fiscal 2003, $14,691,000 in fiscal 2004, $14,127,000 in fiscal 2005 and $13,996,000 in fiscal 2006, with total payments thereafter of $83,591,000. Subsequent to March 2, 2002, the Company entered into additional retail store leases with minimum lease payment requirements as follows: $485,000 in fiscal 2002, $702,000 in fiscal 2003, $702,000 in fiscal 2004, $702,000 in fiscal 2005 and $702,000 in fiscal 2006, with total payments thereafter of $2,733,000. These minimum lease payments do not include contingent rental expense which may be paid under certain leases based on a percentage of sales in excess of stipulated amounts. Additionally, the Company had inventory purchase commitments of approximately $52,000,000 and $62,000,000 at March 2, 2002 and March 3, 2001, respectively.

COLDWATER CREEK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.    Contingencies

The Company is periodically involved in litigation and administrative proceedings primarily arising in the normal course of its business. In the opinion of management, the Company’s gross liability, if any, and without any consideration given to the availability of insurance or other indemnification, under any pending litigation or administrative proceedings would not materially affect its financial position, results of operations or cash flows.

The Company and its Coldwater Creek Outlet Stores Inc. subsidiary collect sales taxes from customers transacting purchases in states in which the Company or this subsidiary have physically based some portion of their retailing business. The Company and this subsidiary also pay applicable corporate income, franchise and other taxes to states in which retail or outlet stores are physically located. Various states have attempted to collect back sales and use taxes from direct marketers whose only contacts with the taxing state are solicitations through the mail or the Internet, and whose subsequent delivery of purchased goods is by mail or interstate common carriers. The United States Supreme Court has held that these states, absent congressional legislation, may not impose tax collection obligations on an out-of-state mail order or Internet company. The Company anticipates that any legislative changes regarding direct marketers, if adopted, would be applied only on a prospective basis.

15.    Segment Reporting

The Company’s executive management, being its chief operating decision makers, work together to allocate resources to and assess the performance of the Company’s business. During the Company’s fiscal 2001 fourth quarter, with the most recent phase of its retail store expansion in place and certain new enabling management information systems operational, the Company’s executive management no longer viewed and managed the Company collectively but instead as two distinct operating segments, Direct and Retail. The Direct operating segment encompasses the Company’s traditional catalog business, Internet-based e-commerce business and merchandise clearance outlet stores whereas the Retail operating segment encompasses the Company’s expanding base of full-line retail stores. Although continuing to offer customers substantially similar merchandise, the Company’s Direct and Retail operating segments now have distinct management, marketing, operating and inventory management strategies and processes.

The Company’s executive management assesses the performance of each operating segment based on an “operating contribution” measure, being net sales less merchandise acquisition costs and certain directly identifiable and allocable operating costs, as described below. For the Direct operating segment, these operating costs primarily consist of catalog development, production, and circulation costs, e-commerce advertising costs and order processing costs. For the Retail operating segment, these operating costs primarily consist of store selling and occupancy costs. Operating contribution less corporate and other expenses is equal to income before interest and taxes. Corporate and other expenses consist of unallocated shared-service costs and general and administrative expenses. Unallocated shared-service costs include receiving, distribution and storage costs, merchandising and quality assurance costs as well as corporate occupancy costs. General and administrative expenses include costs associated with general corporate management and shared departmental services (e.g., finance, accounting, data processing and human resources).

Operating segment assets are those directly used in or clearly allocable to an operating segment’s operations. For the Direct operating segment, these assets primarily include inventory and prepaid and deferred catalog costs. For the Retail operating segment, these assets primarily include inventory, fixtures and leasehold improvements. Corporate and other assets include corporate headquarters, merchandise distribution, and shared technology infrastructure as well as corporate cash and cash equivalents and prepaid expenses. Operating segment depreciation and amortization and capital expenditures are correspondingly allocated to each operating segment. Corporate and other depreciation and amortization and capital expenditures are related to corporate headquarters, merchandise distribution and technology infrastructure.

The following tables provide certain financial data for the Company’s Direct and Retail operating segments as well as reconciliations to the Company’s consolidated financial statements. The accounting policies of the operating segments are the same as those described in Note 2—Significant Accounting Policies.

COLDWATER CREEK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Fiscal Years Ended
	March 2, 2002	March 3, 2001	February 26, 2000
	(52 weeks)	(53 weeks)	(52 weeks)
Net sales (1):
Direct (2)	$400,792	$424,294	$348,680
Retail	63,232	34,151	12,886

Consolidated net sales	$464,024	$458,445	$361,566

Operating contribution:
Direct	$50,937	$64,396	$55,973
Retail	(439)	1,624	688

Total operating contribution	50,498	66,020	56,661
Corporate and other	(48,041)	(45,532)	(34,929)

Consolidated income from operations	$2,457	$20,488	$21,732

Depreciation and amortization:
Direct	$322	$239	$—
Retail	3,086	1,268	410
Corporate and other	9,238	8,253	6,832

Consolidated depreciation and amortization	$12,646	$9,760	$7,242

Total assets: (3)
Direct	$53,351
Retail	57,023
Corporate and other assets	58,873

Consolidated total assets	$169,247

Capital Expenditures: (3)
Direct	$2,162
Retail	26,581
Corporate and other	6,553

Consolidated capital expenditures	$35,296

(1)	There have been no inter-segment sales during the reported fiscal years.
(2)
During the fourth quarter of fiscal 2001, management decided to eliminate the Company’s stand-alone Home catalog. Net sales for the Home catalog were $17.0 million, $15.2 million and $12.9 million for fiscal 2001, 2000 and 1999, respectively.

(3)
Due to information systems limitations, the Company does not have the ability to break out the capital expenditure and total asset information by segment for the fiscal years ended March 3, 2001 and February 26, 2000.

COLDWATER CREEK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s products are principally marketed to individuals within the United States. Net sales realized from other geographic markets, primarily Canada and Japan, have collectively been less than 5% percent of consolidated net sales in each reported period. No single customer accounts for ten percent or more of consolidated net sales. Apparel sales have constituted approximately three quarters of the Company’s consolidated net sales during fiscal 2001, 2000 and 1999, with sales of jewelry, footwear, gift items and home merchandise constituting the respective balances.

16.    Quarterly Results of Operations (unaudited)

The following tables contain selected quarterly consolidated financial data for fiscal 2001 and fiscal 2000 that has been prepared on the same basis as the accompanying audited consolidated financial statements and includes all adjustments necessary to present fairly, in all material respects, the information set forth therein on a consistent basis.

	Fiscal 2001
	First Quarter (13 weeks)	Second Quarter (13 weeks)	Third Quarter (13 weeks)	Fourth Quarter (13 weeks)
	(in thousands, except for per share data)
Net sales	$112,868	$92,848	$141,707	$116,601
Cost of sales	63,300	53,585	79,005	75,533
Gross profit	49,568	39,263	62,702	41,068
Selling, general and administrative expenses	47,429	37,278	60,231	45,206
Income (loss) from operations	2,139	1,985	2,471	(4,138)
Provision for (benefit from) income taxes	869	819	999	(1,547)
Net income (loss)	$1,377	$1,296	$1,578	$(2,451)
Net income (loss) per share – Basic	$0.13	$0.12	$0.15	$(0.23)
Net income (loss) per share – Diluted	$0.13	$0.12	$0.15	$(0.23)

	Fiscal 2000
	First Quarter (13 weeks)	Second Quarter (13 weeks)	Third Quarter (13 weeks)	Fourth Quarter (14 weeks)
	(in thousands, except for per share data)
Net sales	$96,540	$86,309	$136,604	$138,992
Cost of sales	54,505	46,795	71,769	82,118
Gross profit	42,035	39,514	64,835	56,874
Selling, general and administrative expenses	36,351	36,885	53,440	56,094
Income from operations	5,684	2,629	11,395	780
Provision for income taxes	2,308	1,151	4,535	370
Net income	$3,595	$1,807	$7,064	$772
Net income per share – Basic	$0.35	$0.17	$0.67	$0.07
Net income per share – Diluted	$0.34	$0.17	$0.64	$0.07

Note:  The aggregate of certain of the above quarterly amounts may differ from that reported for the full fiscal year due to the effects of rounding.